SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                                FORM 15


          Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                     Commission File Number 1-3373

                     The Petersen Companies, Inc.
        (Exact name of registrant as specified in its charter)

                        6420 Wilshire Boulevard
                         Los Angeles, CA 90048
                            (213) 782-2000
          (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive
                               offices)

           Class A Common Stock ($0.01 par value per share)
       (Title of each class of securities covered by this Form)

                                 None
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the
       appropriate rule provision(s) relied upon to terminate or
                   suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)    [X]  Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(1)(ii)   [ ]  Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(i)    [ ]  Rule 12h-3(b)(2)(ii) [ ]
         Rule 12g-4(a)(2)(ii)   [ ]  Rule 15d-6           [ ]
         Rule 12h-3(b)(1)(i)    [X]



           Approximate number of holders of record as of the certification or notice date: 1

          Pursuant to the requirements of the Securities Exchange Act of 1934, The Petersen Companies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 22, 1999              By:    /s/ Richard S. Willis
                                         -----------------------
                                         Name:  Richard S. Willis
                                         Title: Chief Financial
                                                Officer